Exhibit 3.

               EXHIBIT OF LETTER OF RESIGNATION OF ANTHONY DAVIS.





COMPANY SECRETARY
IT TECHNOLOGY



18/06/01


Please accept my resignation as of today as a director of It Technology.



/s/ A Davis


A DAVIS